[EXHIBIT 21]

                                 FNB ROCHESTER CORP.


                            Subsidiaries of the Registrant

          The Registrant has one wholly owned subsidiary:

              First National Bank of Rochester


          First National Bank of Rochester was formed in 1965 under the National Bank Act.